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                                                                     Exhibit 99

News Release

Company Contact:
Karen Yagnesak
FindWhat.com
239-561-7229
kareny@findwhat.com

        FINDWHAT.COM ENGAGES ERNST & YOUNG AS ITS NEW INDEPENDENT AUDITOR

FORT MYERS, FL - MARCH 18, 2003 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today announced the engagement of Ernst & Young LLP as its new Independent Auditor, effective March 18, 2003.

"Today's announcement of a change in auditor represents another milestone in the growth and maturation of our company," said Craig Pisaris-Henderson, chairman and CEO of FindWhat.com. "Ernst & Young offers tremendous insight and depth in its accounting practice which is essential to continuing the growth and success of our business."

The decision to engage Ernst & Young was made by FindWhat.com's Board of Directors at the recommendation of its Audit Committee. The termination of Grant Thornton was not the result of any disagreement between Grant Thornton and FindWhat.com on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

ABOUT FINDWHAT.COM(R)
FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, and Go2Net. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects who click-through to their sites, and increase their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan", "intend", "believe", "project", "guidance", "estimate", or "expect", or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

(R)Registered Trademark of FindWhat.com